Exhibit 3.215

CERTIFICATE OF INCORPORATION No. 61864 I hereby certify that ROWAN DRILLING (U.K.) LIMITED is this day incorporated under the Companies Acts 1948 to 1967 and that the Company is Limited. Given under my hand at Edinburgh the 7 March 1977 Registrar of Companies

THE COMPANIES ACTS 1948 to 1976

COMPANY LIMITED BY SHARES

Memorandum of Association

OF
ROWAN DRILLING (U.K.) LIMITED

I. The name of the Company is "ROWAN DRILLING (U.K.) LIMITED".

II. The Registered Office of the Company will be situated in Scotland.

III. The objects for which the Company is established are:—

(1) To carry on in the United Kingdom and elsewhere the business of providing contract drilling and related services to the petroleum and mining industries and in this connection to build, purchase, take, lease as lessee or otherwise acquire, to own, use, maintain, improve and operate and to sell, convey, mortgage, pledge, lease as lessor and otherwise dispose of or encumber equipment, facilities and properties of all kinds necessary or useful in the conduct of the aforesaid business.

(2) To carry on in the United Kingdom and elsewhere the business of advisors and consultants to, and respresentatives of, third parties engaged in providing contract drilling services to the petroleum and mining industries.

(3) To acquire and deal with any of the property following:—

(a) The business, property and liabilities of any company, firm or person carrying on any business of a similar nature to that carried on by the Company or the acquisition of which is calculated directly or indirectly to benefit the Company;

(b) Land, buildings, servitudes and other interests in heritable property;

(c) Plant, machinery and moveable property of all kinds;

(d) Patents, patent rights or inventions, know how, copyrights, designs, trade marks or secret processes;

(e) Shares, stock, securities, units, participations or interests in or of any company or undertaking the acquisition of which is calculated directly/

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directly or indirectly to benefit the Company. (4) To perform or do all or any of the following operations, acts or things:- (a) To pay all the costs, charges and expenses of the promotion and establishment of the Company; (b) To sell, let, dispose of, turn to account or grant rights over all or any property whether heritable or moveable of the Company; (c) To erect buildings, plant and machinery for the purposes of the Compan1/; (d) To grant licenses to use patents, patent rights or inventions, copyrights, designs, trade marks or secret processes of the Company; (e) To manufacture plant, machinery, goods or things for any of the purposes of the business of the Company; (f) To draw, accept and negotiate bills of exchange, promissory notes and other negotiable instruments; (g) To borrow and raise money and to secure or discharge any debt or obligation of or binding on the Company in such manner as may be thought fit and in particular on the security of all or any part of the undertaking of the Company including its uncalled capital; (h) To lend and advance money or give credit to any company, firm or person on such terms as may se~m expedient and to guarantee or become security for the performance of any contract or obligation of any company, firm or person and to g.ive indemnities and to invest money of the Company in such manner other than in the shares of the Company as may be thought fit; (i) To enter into arrangements for partnership, joint venture or joint working in business, or for sharing of profits, or for amalgamation, with any other body, company, undertaking or person carrying on any business within the objects of the Company; (j) To promote companies; (k) To sell the undertaking and all or any of the property of the Company for cash or for stock, shares, or securities of any other company or for other consideration; (I) To make gifts or grant bonuses to persons serving or in the employment of the Company, and to provide for the welfare of persons, including Directors, in the employment or service of the Company, or in that of its predecessors in business and the widows and children of such persons and others dependant upon them, by granting money or pensions or otherwise as the Company shall think fit, and to give or make any donations, subscriptions, or other payments to any person or persons, public, trade, charitable, educational or other institutions or objects; .. (m)/ 2

(m) To establish and contribute to any scheme for the purchase by Trustees of shares in the Company to be held for the benefit of the Company's employees and to lend money to the Company's employees to enable them to purchase shares of the Company and to formulate and carry into effect any scheme for sharing the profits of the Company with its employees or any of them; (n) To subscribe to or otherwise aid benevolent, charitable, national or other institutions, or objects of a public character, or which have any moral or other claims to support or aid by the Company by reason of the nature or locality of its operations or otherwise; (o) To distribute in specie assets of the Company properly distributable amongst the members; (p) To do all or any of the things and matters hereinbefore authorised in any part of the world, and either as principals, agents, contractors, trustees or otherwise, and by or through trustees, agents or otherwise, and either alone or in conjunction with others; (q) To do all such other things as are incidental or which the Company may think conducive to the attainment of the above objects or any of them; And it is hereby declared that the objects of the Company as specified in each of the foregoing sub-clauses of this Clause (except only if and so far as otherwise expressly provided) shall be separate and distinct objects of the Company and shall not be in anywise limited by reference to any other sub-clause or sub-paragraph of this Clause or the order in which the same occur or the name of the Company. IV. The liability of the members is limited. V. The share capital of the Company is £100 divided into 100 Ordinary Shares of £1 each. 3

WE, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names. Names, Addresses and Descriptions of Subscribers Donald I Cumming 25 Charlotte Square, Edinburgh Solicitor Alex M Shaw 25 Chariotte Square, Edinburgh Law Apprentice· DATED the 28 February 1977 Number of Shares taken by each Subscriber One One Name, address and description of witness to the above signatures: James P Watt, 25 Charlotte Square, Edinburgh, Writer to the Signet 4

THE COMPANIES ACTS 1948 to 1976 COMPANY LIMITED BY SHARES 1trticl~s of Association OF ROWAN DRILLING (U.K.) LIMITED 1. The Company is a Private Company and subject as hereinafter provided, and except where the same are varied by or inconsistent with these presents, the regulations contained in Part II of Table A in the First Schedule to the Companies Act 1948 (as amended by the Companies Act 1967) shall apply to the Company. Subject as aforesaid references herein to the regulations in Table A shall be construed as referring to those in Part I of Table A (as amended). 2. The original Share Capital of the Company is £100 divided into 100 Shares of £1 each. 3. Subject to the provisions of these presents, the unissued shares of the Company shall be at the disposal of the Directors, who may offer, allot, grant options over or otherwise dispose of them to such persons·, at such times and for such consideration and upon such terms and conditions as the Directors may determine, but so that no shares shall be issued at a discount except in accordance with Section 57 of the Act. 4. Subject to the provisions of the Act, a resolution in writing signed by all the Members of the Company entitled to attend and vote at General Meetings or their duly appointed attorneys shall be as valid and effectual as if it had been passed at a meeting of the Members duly convened and held. Any such resolution may consist of several documents in the like form each signed by one or more of the Members or their attorneys, and signature in the case of a corporate body which is a Member shall be sufficient if made by a director thereof or its duly appointed attorney. Regulation 5 of Part II of Table A shall not apply. 5. Unless and until determined by the Company in General Meeting the Directors shall be not less than two and not more than ten in number. Regulation 75 of Table A shall be modified accordingly. 6./ 5

6. The Directors shall be entitled to such remuneration (if any) as shall from time to time be determined by the Company in General Meeting. Such remuneration shall be deemed to accrue from day to day. The Directors (including alternate Directors) shall also be entitled to be paid their reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Directors or committees of the Directors or General Meetings or otherwise incurred while engaged on the business of the Company. Regulatfon 76 of Table A shall not apply, 7. A Director or alternate Director need not be a Member of the Company but nevertheless shall be entitled to attend and speak at any General Meeting of the Company. Regulation 77 of Table A shall not apply. 8. The Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock, and other 9. securities whether outright or as security of the Company or of any third party. apply. for any debt, Regulation 79 liability or obligation of Table A shall not A Director shall be capable of contracting, or of participating in the profits of any contract with the Company, in the same manner as if he were not a Director subject to his complying with the provisions of Section 199 of the Act. A Director may vote on any contrac.t or proposed contract in which he is interested and may be reckoned in estimating a quorum when any such contract or proposed contract is under consideration. Regulation 84 of Table A shall be modified accordingly. 10. Each Director shall have the power to appoint either another Director or any person approved for that purpose by a resolution of the Directors, to act as alternate Director in his place during his absence and at his discretion to remove such alternate Director, and on such appointment being made the alternate Director shall except as regards remuneration and the power to appoint an alternate, be subject in all respects to the terms 11 ./ and conditions existing with reference to the other Directors of the Company, and each alternate Director, while so acting, shall exercise and discharge all the functions, powers and duties of the Director whom he represents. Any Director acting as alternate shall have an additional vote for each Director for whom he acts as alternate. An alternate Director shall ipso facto cease to be an alternate Director if his appointer ceases for any reason to be a Director. All appointments and removals of alternate Directors shall be effected by instrument in writing delivered at the Registered Office of the Company and signed by the appointor. 6

11. The Directors may grant retiring pensions or annuities or other allowances, including allowances on death, to any person or to the widow or dependants of any person in respect of services rendered by him to the Company as Managing Director, Manager or in any other executive office or employment under the Company or indirectly as an executive officer or employee of any subsidiary company of the Company or of its holding company (if any) notwithstanding that he may be or may have been a Director of the Company and may make payments towards insurances or trusts for such purposes in respect of such persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such person. Regulation 87 of Table A shall not apply. 12. No Director shall be required to retire or vacate his office or be ineligible for re-appointment as a Director nor shall any person be ineligible for appointment as a Director by reason of his having attained any particular age. Regulation 88 of Table A shall be modified. 13. Any Member or Members holding a majority in nominal value of such of the issued share capital for the time being of the Company as carries the right of attending and voting at General Meetings of the Company by memorandum in writing signed by him or them or, in the case of a corporate Member, by one of its Directors on its behalf and left at or sent to the Registered Office of the Company, or the Company in General Meeting, may at any time or from time to time appoint any person or persons to be a Director or Directors of the Company either as an additional Director or to fill any vacancy (provided that the total number of Directors shall not exceed the maximum number prescribed by or in accordance with these Articles) or remove any Director from office howsoever appointed. 14. Without prejudice to the powers contained in the preceding Article hereof, the Directors shall have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the maximum number fixed by or 15. 16./ in accordance with these Articles. Any Director so appointed shall (subject to Regulation 88 of Table A) hold office until he is removed pursuant to the preceding Article. Regulations 89 to 97 (inclusive) of Table A shall not apply. A resolution in writing signed by all the Directors or the sole Director for the time being in the United Kingdom shall be as effective as a resolution passed at a meeting of the Directors duly convened and held and may consist of several documents in the like form, each signed by one or more of the Directors. Regulation 106 of Table A shall not apply. 7

16. The Directors may from time to time appoint one or more of their body to an executive office (including that of Managing Director, Manager or any other salaried office) for such period and on such terms as they shall think fit, and subject to the terms of any agreement entered into in any particular case, may revoke such appointment. The appointment of a Director so appointed shall, subject as aforesaid, be automatically determined ipso facto if he ceases from any cause to be a Director. Regulation 107 of Table A shall not apply.

17. A Managing Director, Manager or other executive officer as aforesaid shall receive such remuneration (either by way of salary, commission, participation in profits or pension, or otherwise howsoever, whether similar to the foregoing or not) as the Directors may determine. Regulation 108 of Table A shall not apply.

18. The Directors may from time to time appoint any person to be joint, temporary or assistant Secretary to perform any functions or duties of the Secretary including the counter-signing of instruments to which the seal is affixed, and Regulation 110, 111, 112 and 113 and the definition of "secretary" in Regulation 1 of Table A shall be modified accordingly.

19. Any notice to be given by the Company to any Member shall be given either personally or by sending it by post to him at his registered address (whether within or outside the United Kingdom) and Regulations 131, 133 and 134 of Table A shall be modified accordingly.

Names, Addresses and Descriptions of Subscribers

Donald I Cumming
25 Charlotte Square, Edinburgh
Solicitor

Alex M Shaw
25 Charlotte Square, Edinburgh
Law Apprentice

DATED the 28 February 1977

Name, address and description of witness to the above signatures:—
James P Watt, 25 Charlotte Square, Edinburgh, Writer to the Signet

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